EXHIBIT 16

                         [COOPERS & LYBRAND LETTERHEAD]


May 10, 1996

Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

MARK FOUR RESOURCES INC.

We are writing in respect of the above-noted Company's Form 8-K Current Report dated April 26, 1996, which we understand was filed on May 3, 1996 pursuant to item 4 respecting changes in registrant's certifying accountant.

We confirm that the Company has dismissed us as the Company's independent auditors with effect from April 29, 1996.

We further confirm that our auditor's reports dated August 18, 1995 on the financial statements of the Company for each of the years ended July 31, 1995 and 1994 did not contain any adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles. In respect of the fiscal years ended July 31, 1995 and 1994 and for the subsequent interim period through to April 29,1996, there are no disagreements between the Company's management and Coopers & Lybrand as to any matters relative to accounting principles and practices, financial statement disclosure or auditing scope and procedure and there are no reportable events.

We understand that the Company has undertaken to file this letter with the Securities and Exchange Commission within 10 business days from May 3, 1996.

Yours very truly,



D. H. Cartwright